                                                                     EXHIBIT 2.7

                INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

                                    BETWEEN

                             LSI LOGIC CORPORATION

                                      AND

                        LSI LOGIC STORAGE SYSTEMS, INC.

                               DECEMBER 31, 2003

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I  MUTUAL RELEASES; INDEMNIFICATION........................    1
1.1.   Release of Pre-Closing Claims...............................    1
1.2.   Indemnification by SSI......................................    2
1.3.   Indemnification by LSI Logic................................    2
1.4.   Indemnification With Respect to Environmental Actions and       3
       Conditions..................................................
1.5.   Insurance Proceeds and Other Recoveries.....................    3
1.6.   Procedures for Defense, Settlement and Indemnification of       4
       Third Party Claims..........................................
1.7.   Additional Matters..........................................    4
1.8.   Other Agreements Evidencing Indemnification Obligations.....    5
1.9.   Survival of Indemnities.....................................    5

ARTICLE II  INSURANCE MATTERS......................................    5
2.1.   SSI Insurance Coverage During the Insurance Period..........    5
2.2.   Cooperation and Agreement Not to Release Carriers...........    6
2.3.   SSI Insurance Coverage After the Insurance Period...........    6
2.4.   Responsibilities for Deductibles and/or Self-insured            6
       Obligations.................................................
2.5.   Procedures With Respect to Insured SSI Liabilities..........    6
2.6.   Cooperation.................................................    6
2.7.   No Assignment or Waiver.....................................    6
2.8.   No Liability................................................    7
2.9.   Additional or Alternate Insurance...........................    7
2.10.  Further Agreements..........................................    7
2.11.  Matters Governed by Employee Matters Agreement..............    7

ARTICLE III  LITIGATION............................................    7
3.1.   Allocation..................................................    7
3.2.   Cooperation.................................................    7

ARTICLE IV  MISCELLANEOUS..........................................    7
4.1.   Limitation of Liability.....................................    7
4.2.   Entire Agreement............................................    8
4.3.   Governing Law...............................................    8
4.4.   Dispute Resolution..........................................    8
4.5.   Notices.....................................................    8
4.6.   Counterparts................................................    8
4.7.   Binding Effect; Assignment..................................    8
4.8.   Severability................................................    9
4.9.   Failure or Indulgence Not Waiver; Remedies Cumulative.......    9
4.10.  Amendment...................................................    9
4.11.  Interpretation..............................................    9

                                                                     PAGE
                                                                     ----

ARTICLE V  DEFINITIONS.............................................    9
5.1.   Action......................................................    9
5.2.   Ancillary Agreement.........................................    9
5.3.   Assets......................................................    9
5.4.   Assignment Agreement........................................    9
5.5.   Dispute.....................................................    9
5.6.   Distribution................................................    9
5.7.   Distribution Date...........................................    9
5.8.   Employee Matters Agreement..................................    9
5.9.   Environmental Actions.......................................   10
5.10.  Environmental Conditions....................................   10
5.11.  Environmental Laws..........................................   10
5.12.  Governmental Authority......................................   10
5.13.  Group.......................................................   10
5.14.  Hazardous Materials.........................................   10
5.15.  Hazardous Materials Release.................................   10
5.16.  Indemnifying Party..........................................   10
5.17.  Indemnitee..................................................   10
5.18.  Information.................................................   10
5.19.  Insurance Claim.............................................   10
5.20.  Insurance Period............................................   10
5.21.  Insurance Policies..........................................   10
5.22.  Insurance Proceeds..........................................   10
5.23.  Insurance Termination Date..................................   10
5.24.  IPO.........................................................   10
5.25.  IPO Liabilities.............................................   11
5.26.  IPO Registration Statement..................................   11
5.27.  LSI Logic Business..........................................   11
5.28.  LSI Logic Facilities........................................   11
5.29.  LSI Logic Group.............................................   11
5.30.  LSI Logic Indemnitees.......................................   11
5.31.  Liabilities.................................................   11
5.32.  Litigation Disclosure Letter................................   11
5.33.  Person......................................................   11
5.34.  Pre-Separation Third Party Site Liabilities.................   11
5.35.  Separation..................................................   11
5.36.  Separation Agreement........................................   11
5.37.  Separation Date.............................................   11
5.38.  SSI Business................................................   11
5.39.  SSI Contract................................................   11
5.40.  SSI Covered Parties.........................................   11
5.41.  SSI Facilities..............................................   11
5.42.  SSI Group...................................................   11
5.43.  SSI Indemnitees.............................................   11

                                                                     PAGE
                                                                     ----
5.44.  SSI Liabilities.............................................   12
5.45.  Subsidiary..................................................   12
5.46.  Tax Sharing Agreement.......................................   12
5.47.  Taxes.......................................................   12
5.48.  Third Party Claim...........................................   12

                INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

     This Indemnification and Insurance Matters Agreement (this "Agreement") is entered into as of December 31, 2003 between LSI Logic Corporation, a Delaware corporation ("LSI Logic"), and LSI Logic Storage Systems, Inc., a Delaware corporation ("SSI"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article V below.

                                    RECITALS

     1. LSI Logic and SSI are entering into a Master Separation Agreement dated as of December 31, 2003 (the "Separation Agreement") and other Ancillary Agreements to further separate the businesses conducted by LSI Logic and SSI (the "Separation").

     2. In connection with the Separation, the parties desire to set forth certain agreements between them regarding indemnification and insurance.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                        MUTUAL RELEASES; INDEMNIFICATION

     1.1.  Release of Pre-Closing Claims.

     (a) SSI Release. Except as provided in Section 1.1(d) and Schedule 1.1 to this Agreement, effective as of the Separation Date, SSI does hereby, for itself and as agent for each member of the SSI Group, remise, release and forever discharge the LSI Logic Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

     (b) LSI Logic Release.  Except as provided in Section 1.1(d) and Schedule
1.1 to this Agreement, effective as of the Separation Date, LSI Logic does hereby, for itself and as agent for each member of the LSI Logic Group, remise, release and forever discharge the SSI Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

     (c) Release and Waiver of Unknown Claims. SSI, for itself and as agent for each member of the SSI Group, and LSI Logic, for itself and as agent for each member of the LSI Logic Group, do hereby agree, represent, and warrant that the matters released herein are not limited to matters which are known or disclosed, and that they hereby waive any and all rights and benefits which such party now has, or in the future may have, conferred upon such party by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASED, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     SSI, for itself and as agent for each member of the SSI Group, and LSI Logic, for itself and as agent for each member of the LSI Logic Group, waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Civil Code Section 1542. SSI, for itself and as agent for each member of the SSI Group, and LSI Logic, for itself and as agent for each member of the LSI Logic Group, may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this release, but each shall be deemed to have, finally, and forever settled and released any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

     (d) No Impairment.  Nothing contained in Section 1.1(a), Section 1.1(b) or
Section 1.1(c) shall impair any right of any Person to enforce the Separation Agreement or any other Ancillary Agreement (including this Agreement), in each case in accordance with its terms, including, without limitation, the provisions of Section 1.2, Section 1.3 and Section 1.4 hereof.

     (e) No Actions as to Released Claims. SSI agrees, for itself and as agent for each member of the SSI Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against LSI Logic or any member of the LSI Logic Group, or any other Person released pursuant to Section 1.1(a), with respect to any Liabilities released pursuant to Section 1.1(a). LSI Logic agrees, for itself and as agent for each member of the LSI Logic Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SSI or any member of the SSI Group, or any other Person released pursuant to Section 1.1(b), with respect to any Liabilities released pursuant to Section 1.1(b).

     (f) Further Instruments. At any time, at the request of the other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof and such other documents as are necessary to effect the purposes hereof.

     1.2. Indemnification by SSI. Except as otherwise provided in this Agreement, SSI shall, for itself and as agent for each member of the SSI Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the LSI Logic Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the LSI Logic Indemnitees, or that are imposed upon the LSI Logic Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication): (a) the SSI Business, any SSI Liability, any SSI Contract, or any action or inaction of SSI under any contract for which rights and obligations thereunder are shared by SSI and LSI Logic after the Separation Date, including any sublicenses granted by LSI Logic to SSI or any services that are provided by LSI Logic to SSI to enable SSI to benefit from such shared agreement; (b) any breach by SSI or any member of the SSI Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement); (c) any IPO Liabilities; and (d) any litigation matter listed on the Litigation Disclosure Letter. This Section 1.2 shall not apply to any Liability indemnified under Section 1.4.

     1.3. Indemnification by LSI Logic. Except as otherwise provided in this Agreement, LSI Logic shall, for itself and as agent for each member of the LSI Logic Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the SSI Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the SSI Indemnitees, or that are imposed upon the SSI Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication): (a) the LSI Logic Business or any Liability of the LSI Logic Group other than the SSI Liabilities;
(b) any breach by LSI Logic or any member of the LSI Logic Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement); and (c) any litigation pending on the date hereof that is not listed on the Litigation Disclosure Letter. This Section 1.3 shall not apply to any Liability indemnified under Section 1.4.

     1.4.  Indemnification With Respect to Environmental Actions and Conditions.

     (a) Indemnification by SSI. SSI shall, for itself and as agent for each member of the SSI Group, indemnify, defend and hold harmless the LSI Logic Indemnitees from and against any and all Environmental Actions relating to, arising out of or resulting from any of the following items:

          (i) Except to the extent arising out of the actions of the LSI Logic Group, Environmental Conditions (x) existing on, under, about or in the vicinity of any of the SSI Facilities whether prior to or after the Separation Date, or (y) arising out of operations occurring at any time prior to or after the Separation Date at any of the SSI Facilities;

          (ii) To the extent proximately caused by the actions of any member of the SSI Group, Environmental Conditions (x) existing on, under, about or in the vicinity of any of the LSI Logic Facilities whether prior to or after the Separation Date, or (y) arising out of operations occurring at any time prior to or after the Separation Date at any of the LSI Logic Facilities;

          (iii) The Pre-Separation Third Party Site Liabilities, to the extent proximately caused by the operations of any member of the SSI Group.

     (b) Indemnification by LSI Logic. LSI Logic shall, for itself and as agent for each member of the LSI Logic Group, indemnify, defend and hold harmless the SSI Indemnitees from and against any and all Environmental Actions relating to, arising out of or resulting from any of the following items:

          (i) Except to the extent arising out of the actions of the SSI Group, Environmental Conditions (x) existing on, under, about or in the vicinity of any of the LSI Logic Facilities whether prior to or after the Separation Date, or (y) arising out of operations occurring at any time prior to or after the Separation Date at any of the LSI Logic Facilities;

          (ii) To the extent proximately caused by the actions of any member of the LSI Logic Group, Environmental Conditions (x) existing on, under, about or in the vicinity of any of the SSI Facilities whether prior to or after the Separation Date, or (y) arising out of operations occurring at any time prior to or after the Separation Date at any of the SSI Facilities;

          (iii) The Pre-Separation Third Party Site Liabilities, to the extent proximately caused by the operations of any member of the LSI Logic Group.

     1.5.  Insurance Proceeds and Other Recoveries.

     (a) Insurance Claims. If a party has a claim for monies from an insurer or another third party in respect of any loss to which indemnification might otherwise be sought pursuant to this Agreement, then such party (the "Indemnitee") shall first proceed against the insurer or other third party with respect to such indemnifiable loss (an "Insurance Claim"). Only after final satisfaction of each such Insurance Claim shall a party (the "Indemnifying Party") be liable for indemnification pursuant to this Agreement.

     (b) Advances Against Insurance Proceeds. Despite the existence of an Insurance Claim, an Indemnifying Party shall make prompt payment to an Indemnitee, prior to the receipt of any Insurance Proceeds, in the form of an advance against future Insurance Proceeds, of the full amount required to be made pursuant to the indemnification provisions contained in this Agreement and otherwise determined to be due and owing by an Indemnifying Party.

     (c) Reductions for Insurance Proceeds. If an Indemnitee receives Insurance Proceeds or other amounts from an insurer or third party with respect to an Insurance Claim for any indemnifiable loss under this Agreement:

          (i) the amount that the Indemnifying Party is or may be required to pay to or on behalf of any other Person indemnified pursuant to this Agreement shall be reduced by any Insurance Proceeds or other amounts actually received from third parties by such Indemnitee in respect of the related Liability; and

          (ii) such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds or other amounts received).

     (d) No Benefit to Insurer. Notwithstanding Section 1.5(b) or any other provision of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If the parties believe that the payment of any advance pursuant to
Section 1.5(b) has or would have any of the effects described in the previous sentence, then no such advance shall be made and the Indemnifying Party shall not be required to make any payment for indemnification until after resolution of any Insurance Claim in the manner set forth in Section 1.5(a).

     1.6. Procedures for Defense, Settlement and Indemnification of Third Party Claims.

     (a) Notice of Claims. If an LSI Logic Indemnitee or a SSI Indemnitee (as applicable) shall receive notice, or otherwise become aware, of any claim or of the commencement by any such Person of any Action (each such case, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to an Indemnitee pursuant to this Agreement or any other Ancillary Agreement, LSI Logic and SSI (as applicable) shall ensure that such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable and, in any event, within fifteen (15) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 1.6(a) shall not relieve the relevant Indemnifying Party of its obligations under this
Article I, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

     (b) Defense By Indemnifying Party. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 1.6(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee as to whether the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim, which notice shall specify any reservations or exceptions.

     (c) Defense By Indemnitee. If an Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim, or fails to notify an Indemnitee that it will assume responsibility as provided in Section 1.6(b), such Indemnitee may manage the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall reimburse all costs and expenses incurred in connection with such defense in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

     (d) No Consent to Certain Judgments or Settlements Without
Consent. Notwithstanding any provision of this Section 1.6 to the contrary, no party shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other party (such consent not to be unreasonably withheld) if the effect of such judgment or settlement is or would be to (i) permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the other party, or (ii) affect the other party in a material fashion with respect to the allocation of Liabilities and related indemnities set forth in the Separation Agreement, this Agreement or any other Ancillary Agreement.

     1.7.  Additional Matters.

     (a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both SSI and LSI Logic in a material fashion with respect to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful in such party's reasonable judgment, engage counsel to assist in the defense of such claims at such party's own expense.

     (b) Substitution. With respect to any Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant. If such substitution cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article I shall not be altered.

     (c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim (including payment of costs of defense), such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

     (d) Not Applicable to Taxes. This Agreement shall not apply to any Action relating to Taxes (which are covered by the Tax Sharing Agreement).

     1.8. Other Agreements Evidencing Indemnification Obligations. LSI Logic hereby agrees to execute, for the benefit of any SSI Indemnitee, such documents as may be reasonably requested by such SSI Indemnitee, evidencing LSI Logic's agreement that the indemnification obligations of LSI Logic set forth in this Agreement inure to the benefit of and are enforceable by such SSI Indemnitee. SSI hereby agrees to execute, for the benefit of any LSI Logic Indemnitee, such documents as may be reasonably requested by such LSI Logic Indemnitee, evidencing SSI's agreement that the indemnification obligations of SSI set forth in this Agreement inure to the benefit of and are enforceable by such LSI Logic Indemnitee.

     1.9. Survival of Indemnities. Subject to Section 4.7, the rights and obligations of the members of the LSI Logic Group and the SSI Group under this
Article I shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities or the sale by any member of the LSI Logic Group or the SSI Group of the capital stock or other equity interests of any Subsidiary to any Person.

                                   ARTICLE II

                               INSURANCE MATTERS

     2.1.  SSI Insurance Coverage During the Insurance Period.

     (a) Maintain Comparable Insurance. Throughout the period beginning on the Separation Date and ending on the Insurance Termination Date (the "Insurance Period"), if SSI or any of its Subsidiaries, directors, officers, employees or other covered parties (collectively, the "SSI Covered Parties") are not covered by LSI Logic's existing policies of insurance, LSI Logic shall use its commercially reasonable efforts to obtain policies of insurance, including for the benefit of SSI Covered Parties that are comparable to those maintained generally by LSI Logic; provided, however, that if LSI Logic determines (i) to reduce the amount or scope of such coverage to a level materially inferior to the level of LSI Logic's coverage in existence immediately prior to the Insurance Period or (ii) to increase the retention or deductible level applicable to such coverage, if any, to a level materially greater than the levels applicable to LSI Logic's coverage immediately prior to the Separation Date, LSI Logic shall give SSI notice of such determination as promptly as practicable. Within the 60-day period following notice of such determination, SSI may cancel its interest in all or any portion of such coverage. After such 60-day period, SSI may cancel its interest in all or any portion of such coverage only with LSI Logic's consent. If SSI shall cancel its interest in all or any portion of such coverage (or if any insurance coverage shall otherwise become unavailable to SSI), SSI shall promptly obtain coverage that is comparable to that in effect immediately prior to such cancellation (or the time at which such coverage shall otherwise become unavailable to SSI) and shall maintain such coverage through the remainder of the Insurance Period.

     (b) Reimbursement for Premiums. SSI shall promptly pay or reimburse LSI Logic, as the case may be, for premium expenses and also for any costs and expenses that LSI Logic may incur in connection with the insurance coverages maintained pursuant to this Section 2.1, including but not limited to any subsequent premium adjustments, according to the allocation model as currently in effect immediately prior to the Separation Date or as may be adjusted from time to time thereafter. All payments and reimbursements by SSI to LSI Logic shall be made within thirty (30) days after SSI's receipt of an invoice from LSI Logic.

     2.2. Cooperation and Agreement Not to Release Carriers. Each of LSI Logic and SSI shall share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of LSI Logic and SSI, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured party, and neither LSI Logic nor SSI, nor any of their Subsidiaries, shall take any action that such party knows would jeopardize or otherwise interfere with either party's ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement, after the Separation Date, neither LSI Logic nor SSI shall (and each shall ensure that no member of their respective Groups shall), without the consent of the other, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder. However, nothing in this Section 2.2 shall (a) preclude any member of either Group from presenting any claim or from exhausting any policy limit,
(b) require any member of either Group to pay any premium or other amount or to incur any Liability, or (c) require any member of either Group to renew, extend or continue any policy in force.

     2.3. SSI Insurance Coverage After the Insurance Period. Following the Insurance Period, SSI shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from LSI Logic's insurance programs. Notwithstanding the foregoing, LSI Logic, upon the request of SSI, shall use all commercially reasonable efforts to assist SSI in the transition to its own separate insurance programs from and after the Insurance Period, and shall provide SSI with any Information that is in the possession of LSI Logic and is reasonably available and necessary either to obtain insurance coverages for SSI or to assist SSI in preventing unintended self-insurance, in whatever form.

     2.4.  Responsibilities for Deductibles and/or Self-insured
Obligations. SSI shall reimburse LSI Logic for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with SSI Liabilities.

     2.5.  Procedures With Respect to Insured SSI Liabilities.

     (a) Reimbursement. SSI shall reimburse LSI Logic for all amounts incurred (including but not limited to reasonable attorneys fees, forensic accountants fees and general adjusters fees) to pursue insurance recoveries from Insurance Policies for SSI Liabilities.

     (b) Management of Claims. The defense of claims, suits or actions giving rise to potential or actual SSI Liabilities shall be managed (in conjunction with LSI Logic's insurers, as appropriate) by the party that would have had responsibility for managing such claims, suits or actions had such SSI Liabilities not been covered (or potentially covered) by LSI Logic's Insurance Policies.

     2.6. Cooperation. LSI Logic and SSI shall cooperate with each other in all respects, and they shall execute any additional documents that are reasonably necessary to effectuate the provisions of this Article II.

     2.7. No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the LSI Logic Group in respect of any Insurance Policy or any other contract or policy of insurance.

     2.8. No Liability. SSI does hereby, for itself and as agent for each other member of the SSI Group, agree that no member of the LSI Logic Group or any LSI Logic Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of LSI Logic and its Subsidiaries as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

     2.9. Additional or Alternate Insurance. Nothing in this Agreement shall be deemed to restrict any member of the SSI Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

     2.10. Further Agreements. The parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any term or action undertaken pursuant to the Separation Agreement, this Agreement or any Ancillary Agreement would violate any insurance, self-insurance or related financial responsibility law or regulation, all other conditions and provisions of such affected Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or action would violate any insurance, self-insurance or related financial responsibility law or regulation, the parties shall negotiate in good faith to modify such affected Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     2.11. Matters Governed by Employee Matters Agreement. This Article II shall not apply to any insurance policies that are the subject of the Employee Matters Agreement.

                                  ARTICLE III

                                   LITIGATION

     3.1. Allocation. Notwithstanding any contrary provisions herein, on the Separation Date, the responsibilities for management of pending litigation identified in a litigation disclosure letter (the "Litigation Disclosure Letter"), which will be delivered by LSI Logic to SSI on the Separation Date, shall be transferred in their entirety from LSI Logic and its Subsidiaries to SSI and its Subsidiaries. As of the Separation Date and thereafter, SSI shall manage the defense of such litigation and shall cause its applicable Subsidiaries to do the same. LSI Logic and its Subsidiaries must first obtain the prior consent of SSI or its applicable Subsidiary for any action taken subsequent to the Separation Date in connection with the litigation identified in the Litigation Disclosure Letter, which consent shall not be unreasonably withheld or delayed.

     3.2. Cooperation. LSI Logic and SSI and their respective Subsidiaries shall cooperate with each other in the defense of any litigation covered under this Article III and afford to each other reasonable access upon reasonable advance notice to witnesses and Information (other than Information protected from disclosure by applicable privileges) that is reasonably required to defend such litigation. The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance, to provide Information, witnesses and documents, and to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the party responding to discovery may meet all court-imposed deadlines.

                                   ARTICLE IV

                                 MISCELLANEOUS

     4.1. Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP BE LIABLE TO ANY OTHER MEMBER OF THE LSI LOGIC GROUP OR

SSI GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN ARTICLE I HEREOF.

     4.2. Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     4.3. Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of California, excluding its conflict of law rules, and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 4.4.

     4.4. Dispute Resolution. Any Disputes under this Agreement shall be addressed using the same procedure set forth in the Separation Agreement.

     4.5. Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties at the following addresses:

     if to LSI Logic:
                        LSI Logic Corporation
                        1621 Barber Lane
                        Milpitas, CA 95035
                        Attention: General Counsel
                        Fax: (408) 433-6896

     if to SSI:
                        LSI Logic Storage Systems, Inc.
                        1621 Barber Lane
                        Milpitas, CA 95035
                        Attention: General Counsel
                        Fax: (408) 433-8323

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     4.6. Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     4.7. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the LSI Logic Group and each member of the SSI Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

     4.8. Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     4.9. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     4.10. Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

     4.11. Interpretation. The headings contained in this Agreement, in any exhibit or schedule attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated.

                                   ARTICLE V

                                  DEFINITIONS

     5.1. Action. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     5.2. Ancillary Agreement. "Ancillary Agreement" has the meaning set forth in the Separation Agreement.

     5.3.  Assets.  "Assets" has the meaning set forth in the Assignment
Agreement.

     5.4. Assignment Agreement. "Assignment Agreement" means the General Assignment and Assumption Agreement attached as Exhibit A to the Separation Agreement.

     5.5. Dispute. "Dispute" has the meaning set forth in the Separation Agreement.

     5.6. Distribution. "Distribution" means a distribution of SSI stock by LSI Logic to LSI Logic's shareholders in a transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended from time to time.

     5.7. Distribution Date. "Distribution Date" means the effective date of a Distribution.

     5.8. Employee Matters Agreement. "Employee Matters Agreement" means the Employee Matters Agreement attached as Exhibit C to the Separation Agreement.

     5.9. Environmental Actions. "Environmental Actions" means any notice, claim, act, cause of action, order, decree or investigation by any third party (including, without limitation, any Governmental Authority) alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, damage to flora or fauna caused by Environmental Conditions, real property damages, personal injuries or penalties) arising out of, based on or resulting from a Hazardous Materials Release of or exposure of any individual to any Hazardous Materials.

     5.10. Environmental Conditions. "Environmental Conditions" means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Material at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including, without limitation, investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

     5.11. Environmental Laws. "Environmental Laws" means all laws and regulations of any Governmental Authority with jurisdiction that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws and regulations relating to a Hazardous Materials Release, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a Hazardous Materials Release.

     5.12. Governmental Authority. "Governmental Authority" has the meaning set forth in the Separation Agreement.

     5.13.  Group.  "Group" means the LSI Logic Group or SSI Group.

     5.14. Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

     5.15. Hazardous Materials Release. "Hazardous Materials Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

     5.16. Indemnifying Party. "Indemnifying Party" has the meaning set forth in Section 1.5(a) of this Agreement.

     5.17. Indemnitee. "Indemnitee" has the meaning set forth in Section 1.5(a) of this Agreement.

     5.18. Information. "Information" has the meaning set forth in the Separation Agreement.

     5.19.  Insurance Claim.  "Insurance Claim" has the meaning set forth in
Section 1.5(a) of this Agreement.

     5.20.  Insurance Period.  "Insurance Period" has the meaning set forth in
Section 2.1(a) of this Agreement.

     5.21. Insurance Policies. "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

     5.22. Insurance Proceeds. "Insurance Proceeds" means those monies received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured from Insurance Policies.

     5.23. Insurance Termination Date. "Insurance Termination Date" means, with respect to any particular Insurance Policy maintained by LSI Logic on behalf of SSI under Section 2.1, the earlier of (i) the date on which LSI Logic ceases to own securities of SSI representing in excess of 50% of the voting power of all outstanding securities of SSI and (ii) the date on which SSI ceases to qualify for coverage under the terms of such LSI Logic Insurance Policy.

     5.24. IPO. "IPO" means the possible initial public offering of Class A common stock of SSI.

     5.25. IPO Liabilities. "IPO Liabilities" means any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the IPO Registration Statement or any preliminary, final or supplemental prospectus forming a part of a IPO Registration Statement.

     5.26. IPO Registration Statement. "IPO Registration Statement" means the registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission registering the shares of Class A common stock of SSI to be issued in the IPO, together with all amendments thereto.

     5.27. LSI Logic Business. "LSI Logic Business" means any business of LSI Logic other than the SSI Business.

     5.28. LSI Logic Facilities. "LSI Logic Facilities" means all of the real property and improvements thereon owned or occupied at any time on or before the Separation Date by any member of the LSI Logic Group, excluding the real property listed on the attached Schedule 5.28 and improvements thereon.

     5.29. LSI Logic Group. "LSI Logic Group" has the meaning set forth in the Separation Agreement.

     5.30. LSI Logic Indemnitees. "LSI Logic Indemnitees" means LSI Logic, each member of the LSI Logic Group and each of their respective directors, officers, employees, representatives, agents and attorneys.

     5.31. Liabilities. "Liabilities" has the meaning set forth in the Assignment Agreement.

     5.32. Litigation Disclosure Letter. "Litigation Disclosure Letter" has the meaning set forth in Section 3.1 hereof.

     5.33.  Person.  "Person" has the meaning set forth in the Separation
Agreement.

     5.34. Pre-Separation Third Party Site Liabilities. "Pre-Separation Third Party Site Liabilities" means any and all Environmental Actions arising out of Hazardous Materials found on, under or about any landfill any waste, storage, transfer or recycling site and resulting from or arising out of Hazardous Materials stored, treated, recycled disposed or otherwise handled at such site prior to the Separation Date.

     5.35. Separation. "Separation" has the meaning set forth in the Recitals hereof.

     5.36. Separation Agreement. "Separation Agreement" has the meaning set forth in the Recitals hereof.

     5.37. Separation Date. "Separation Date" has the meaning set forth in the Separation Agreement.

     5.38. SSI Business. "SSI Business" has the meaning set forth in the Separation Agreement.

     5.39. SSI Contract. "SSI Contract" has the meaning set forth in the Assignment Agreement.

     5.40. SSI Covered Parties. "SSI Covered Parties" shall have the meaning set forth in Section 2.1(a) of this Agreement.

     5.41. SSI Facilities. "SSI Facilities" means all of the real property and improvements thereon owned or occupied at any time on or before the Separation Date by any member of the SSI Group, excluding the real property listed on the attached Schedule 5.41 and improvements thereon.

     5.42. SSI Group. "SSI Group" has the meaning set forth in the Separation Agreement.

     5.43. SSI Indemnitees. "SSI Indemnitees" means SSI, each member of the SSI Group and each of their respective directors, officers and employees.

     5.44. SSI Liabilities. "SSI Liabilities" has the meaning set forth in the Assignment Agreement.

     5.45. Subsidiary. "Subsidiary" has the meaning set forth in the Separation Agreement.

     5.46. Tax Sharing Agreement. "Tax Sharing Agreement" means the Tax Sharing Agreement, attached as Exhibit D to the Separation Agreement.

     5.47.  Taxes.  "Taxes" has the meaning set forth in the Tax Sharing
Agreement.

     5.48.  Third Party Claim.  "Third Party Claim" has the meaning set forth in
Section 1.6(a) of this Agreement.

                [remainder of the page intentionally left blank]

     IN WITNESS WHEREOF, the parties have signed this Indemnification and Insurance Matters Agreement effective as of the date first set forth above.

LSI LOGIC CORPORATION

By:  /s/ WILFRED J. CORRIGAN
     ----------------------------------------
     Name:  Wilfred J. Corrigan
     Title: Chairman/C.E.O.

LSI LOGIC STORAGE SYSTEMS, INC.

By:  /s/ THOMAS GEORGENS
     ----------------------------------------
     Name:  Thomas Georgens
     Title: President

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